Exhibit 10.1

Certain confidential information contained in this document, marked by [***], has been omitted because such information is both not material and is the type that the Company customarily and actually treats that as private or confidential.

Dated this 11 day of      August     2023

Between

BITDEER GEDU PRIVATE LIMITED

and

DRUK HOLDING AND INVESTMENTS LIMITED

LAND LEASE AGREEMENT

Execution Version

Execution Version
THIS LEASE is dated	11 August	2023 and made

BETWEEN:

(1)
Bitdeer Gedu Private Limited (Company Number: U20230222BHU0693), a company incorporated under the Companies Act of Kingdom of Bhutan 2016 and having its registered address at the Thim Thorm Village, Thim Thorm Block, Thimphu District, Bhutan (“Bitdeer”, or “Lessee”, which expression shall include legitimate successors and assignees); and

(2)
Druk Holding and Investments Limited (Company Number: U20071116THI0198), a holding company incorporated under the Companies Act of Kingdom of Bhutan 2016 and having its registered address at 18 Norzin Lam -II, Thimphu, 11001, Bhutan (“DHI”, or the “Lessor”, which expression shall include legitimate successors and assignees), each a “Party” and together the “Parties”.

BACKGROUND:

WHEREAS:

(A)	DHI leases the site located at Gedu, Bhutan corresponding to the area within the boundaries demarcated in blue and indicated as the “Bitdeer Area” in the map set out in Schedule 1 (“Gedu Site”).

(B)	This Lease sets out the terms and conditions under which DHI shall sub-lease the Gedu Site to Bitdeer in furtherance of the Project (as defined below).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Lease and in the Schedules unless the context requires otherwise:

“Affiliate” means in relation to a Party, any other entity, individual, firm, or corporation, directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with such Party. In the case of Bitdeer, the term “Affiliate” also includes (x) the Fund(s) which are Controlled by Bitdeer in relation to the Project, and (y) trusts, project companies or any other asset holding company Controlled by or for the benefit of any such person referred to in (x);

“Applicable Laws” means in respect of any person, property, transaction or event, all applicable laws, acts of parliament, statutes, ordinances, rules, instruments, by-laws, codes, guidelines, treaties and regulations, and all applicable directives, standards, requirements, policies, orders, judgments, injunctions, awards and decrees of authorities with jurisdiction having the force of law or (where the context requires) in any jurisdiction where the Party has its registered address;

“Bhutan” means the Kingdom of Bhutan;

“BTA” means the Build and Transfer Agreement in relation to the Gedu Mining Farm entered into between the Parties on 3 May 2023;

“Business Day” means any day (other than a Saturday or Sunday) when banks are open for the transaction of business in Bhutan;

“Closing Date” has the meaning given to such term in the BTA;

“Common Assets” has the meaning given to such term in the BTA;

Execution Version
“Communication” has the meaning given to such term in Clause 14.1;

“Control” means, with respect to any person:

(a)	the ability to appoint a majority of the members of the board of directors or similar governing or management body or bodies of that person (if a body corporate); or

(b)
the holding of the voting rights and/or the ability to direct the voting rights of more than fifty per cent (50%) of all the voting rights exercisable at general meetings of shareholders of that person (if a body corporate), and “Controlling” and “Controlled” shall be construed accordingly;

“Cooperation Agreement” means the cooperation agreement entered into between Bitdeer Technologies Holding Company and DHI on 3 May 2023;

“Definitive Agreements” has the meaning given to such term in the Cooperation Agreement;

“Dispute” means any dispute, controversy or difference between the Parties arising out of, under or in connection with this Lease;

“Dispute Notice” has the meaning given to such term in Clause 15.3;

“Effective Date” means the Closing Date as defined under the BTA;

“Equipment” means the mining machines, equipment and other mining-related assets that will be deployed at the Gedu Mining Farm;

“Final Completion” has the meaning given to it in the BTA;

“Fund(s)”, and any references to “Fund” and “Funds”, means:

(a)	any and all exempted limited partnerships and/or such other holding entities that are formed by Bitdeer and/or its Affiliates from time to time for the purpose of undertaking the Project; and

(b)	any and all successor and/or parallel funds (if any) of the original Fund(s) and any subsequent fund(s) formed for the purpose of undertaking the Project;

“Gedu Mining Farm” means the cryptocurrency mining farm in Bhutan with an operational hosting capacity of 100MW, situated at the Gedu Site;

“Gedu Site” has the meaning given to it in Recital (A);

“Infrastructure” means the infrastructure required for the operation and maintenance of the Project, which includes, but is not limited to the substation required to connect the Gedu Mining Farm from the hydroelectricity plant(s) and the grid system;

“Lease” refers to this lease agreement entered into between DHI and Bitdeer, including any Schedules hereto;

“Permitted Uses” has the meaning given to such term in Clause 2;

"Power Purchase Agreement” has the meaning ascribed to it in the BTA;

“Premises” means the real property described in Schedule 1 annexed hereto, which is located on the Gedu Site;

Execution Version
“Project” means the construction, operation and/or the maintenance of the Gedu Mining Farm in accordance with the Cooperation Agreement and the Definitive Agreements;

“Rent” has the meaning given to such term in Clause 4.1;

“SIAC” has the meaning given to such term in Clause 15.6;

“SIAC Rules” has the meaning given to such term in Clause 15.6;

“Term” has the meaning given to such term in Clause 3.2; and

“Termination Event” has the meaning given to such term in Clause 10.

1.2	In interpreting this Lease:

(a)     references to the singular shall be deemed to include the plural (and vice versa) and reference to a “person” shall be deemed to include any individual, firm, unincorporated association or body corporate;

(b)      headings to Clauses shall be disregarded;

(c)      words indicating one gender include all genders;

(d)     the words “herein”, “hereto” and “hereunder” refer to this Lease as a whole and not to the particular clause, sub-clause, section, paragraph, schedule, annex or appendix in which such word may be used;

(e)      a word or phrase such as “including”, “such as”, “for instance”, “for example” and any other similar expression shall be construed without implying limitation and without prejudice to the generality of the provision to which it relates;

(f)       a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

(g)      “month” means a calendar month and “monthly” shall be construed accordingly; and

(h)      “written” or “in writing” means hand-written, type-written, printed or electronically made, and resulting in a permanent record.

2.	EXCLUSIVE AND PERMITTED USES OF THE GEDU SITE

2.1
In consideration for the payments to be made hereunder and the covenants and agreements contained in this Lease, the Lessor hereby demises and leases unto the Lessee the exclusive right to use the Gedu Site for the sole purpose of constructing, operating and maintaining the Gedu Mining Farm in furtherance of the Project, in accordance with the Cooperation Agreement and the Definitive Agreements (“Permitted Uses”).

2.2
The constructing, operating and maintaining of the Gedu Mining Farm shall include, without limitation, the installing, using, replacing, relocating, removing from time to time, Equipment, Infrastructure, installations, roads, facilities, and related improvements to the same, which are to be operated in conjunction with the Project. For avoidance of doubt, these include, without limitation, overhead and/or underground electrical transmission and communications lines, electric transformers, energy storage facilities, telecommunications equipment, and any line or lines of towers with wires and cables, and/or underground wires and cables, for the transmission of electrical energy and/or for communication purposes, and all necessary and proper foundations, footings, crossarms and other appliances and fixtures for use in connection with said towers, wires and cables on, along and in the Gedu Site, together with the appropriate rights of way.

2.3	During the Term, the Lessee shall not change the current Permitted Uses without prior written approval from the Lessor.

Execution Version
2.4	The Lessee shall not use the Gedu Site for any illegal or immoral purpose.

3.	LEASE TERM

Tenure of Lease

3.1	The Lessor leases the Gedu Site to the Lessee for the tenure of lease under Clause 3.2.

3.2
The tenure of lease shall come into full force and effect effective from the Effective Date and shall continue until the expiry of the Power Purchase Agreement (“Term”), unless otherwise extended or terminated in accordance with the provisions of this Lease or the agreement of the Parties.

3.3	The Parties shall discuss in good faith and agree on any changes to the terms and conditions of this Lease required to comply with Applicable Law (other than Applicable Law relating to tax).

3.4	The rights and covenants of the Lessor and the Lessor under this Lease shall be in effect throughout the tenure of Lease.

Return of the Property

3.5
Subject to Clause 3.7, upon the date of expiration or termination of the Lease, the Lessee shall surrender and deliver vacant possession of the Gedu Site to the Lessor in original state of condition and location as existed at the time of its leasing out to the Lessee on the Effective Date, free from encumbrances and without payment of any monies, damages or compensation of any nature, unless agreed otherwise between the Parties in writing.

3.6
The Lessee shall have no interest, right, title or claim of any nature whatsoever in relation to the Gedu Site upon surrender of the Gedu Site. The surrender of the Gedu Site and the delivery of the Gedu Site will not affect or diminish any of the Lessor’s rights or remedies in respect of any prior breach of any of the Lessee’s obligations.

3.7
If the Lessee fails to surrender and deliver vacant possession of the Gedu Site to the Lessor in original state of condition and location as existed at the time of its leasing out to the Lessee on the Effective Date (unless otherwise agreed between the Parties in writing), the Lessee shall bear all cost and expense incurred by the Lessor in reinstating the Gedu Site to its original state of condition and location as existed at the time of its leasing out to the Lessee on the Effective Date, subject to:

(a)
in the case of termination of this Lease pursuant to Clause 10, the Lessee shall remove: (i) the assets of the Lessee or its Affiliates (such as the mining machines) not purchased as part of the closing of the BTA and (ii) all moveable assets purchased by the Lessee or its Affiliates as part of such closing, including all containers and transformers not forming part of the Common Assets, from the Gedu Site, provided that the removal of such asset(s) which may in any way compromise the integrity of the electricity grid and/or supply in Bhutan shall not be effected until the Parties have had a reasonable consultation period during which the Lessor and/or the Bhutan Power Corporation Limited shall have sufficient time to effect an appropriate contingency plan; and

(b)
in the case of termination of this Lease pursuant to the expiry of the Term without further action by either Party, the Lessee shall remove only the assets of the Lessee or its Affiliates (such as the mining machines) not purchased by the Lessee or its Affiliates as part of the closing of the BTA, from the Gedu Site.

Notwithstanding the above, the Lessee shall not be required to remove assets which have been identified by the Lessee in writing within two (2) weeks of the termination of this Lease as assets that are to be left behind, and which the Lessor has given its approval to. The Parties agree and acknowledge that such assets shall be deemed to be the property of the Lessor, unless otherwise agreed by the Parties in writing.

Execution Version
4.	RENT

4.1	The Lessee shall pay the Lessor a quarterly rent of [***] for the Lease of the Gedu Site (“Rent”). No deposit shall be payable by the Lessee in respect of this Lease.

4.2
The Rent (pro-rated for the remaining months of the relevant calendar quarter in 2023 starting from the Effective Date) shall be paid within [***] after the Effective Date, and for every subsequent calendar quarter, the Rent shall be paid on or prior to the last calendar day of the preceding quarter.

4.3	If the Lessee fails to pay the rent by the due date, the Lessor may impose a late payment charge at [***] on all unpaid amounts, until full payment is received.

5.	TAXES, ASSESSMENTS AND UTILITIES

Except for the land tax, which will be paid by the Lessor, the Lessee must pay all charges levied on the Gedu Site and the Premises during the Term, including for all water, electricity, telecommunications and any other utility services used on the Gedu Site.

6.	THE LESSEE’S COVENANTS

The Lessee covenants, represents and warrants to the Lessor as follows:

6.1	Permits and Laws

Other than as expressly specified under the Definitive Agreements, the Lessee shall at all times comply with all Applicable Laws with respect to the Lessee’s activities on the Gedu Site and shall, subject to the Lessor’s obligations under Clause 7.4, obtain all permits, licenses and orders required to conduct any and all such activities.

6.2	Inspection by the Lessor

The Lessee shall allow the Lessor and the Lessor’s representatives, at reasonable times and with reasonable notice, to enter the Gedu Site and inspect its condition and status, verify compliance with the Lessee’s obligations under the Lease, and exercise any of the Lessor’s rights.

6.3	Security of Boundaries

The Lessee shall properly maintain and secure the boundaries of the Gedu Site in consultation with the Lessor. The Lessee shall not place anything beyond the boundaries of the Gedu Site.

6.4	Gedu Mining Farm

(a)
The Gedu Mining Farm shall be and remain the sole property of the Lessee and the Lessor shall have no interest in the Gedu Mining Farm, unless as otherwise specified under the Cooperation Agreement or the Definitive Agreements.

(b)	The Lessee or its representatives shall be permitted to undertake any construction, development, operation or maintenance of the Gedu Mining Farm at any time.

6.5	Hazardous and Toxic Wastes

The Lessee shall not use, dispose of or release on the Gedu Site or cause or permit to exist or be used, stored, disposed of or released on the Gedu Site as a result of the Lessee’s operations, any bio-hazardous, corrosive, radioactive, flammable or other dangerous items.

Execution Version
6.6	Further Subleases, etc

(a)
Subject to Clause 6.7, the Lessee shall not demise, assign, transfer, sell, charge, mortgage, create a trust or agency, let, sublet or permit underletting, or grant a licence or part with or share the possession or occupation of the Gedu Site, or any part of it, under any circumstances whatsoever for the Term.

(b)
The Lessee may assign or transfer the entire Lease to any of its Affiliates, or any of its Funds and any successor or parallel funds as may be determined by the Lessee in its sole discretion during the Term.

6.7	Compliance with Site Rules

The Lessee shall comply with the site rules annexed hereto as Schedule 2 in respect of the Gedu Site.

7.	THE LESSOR’S COVENANTS

7.1	The Lessor shall not cause any interference with the Lessee’s right to receive continuous and uninterrupted passage of light at all times across the Gedu Site and/ or have access to the Gedu Site.

7.2
The Lessor shall, as promptly as possible, notify the Lessee of the occurrence of any event or the existence of any condition or circumstance that it becomes aware of, in relation to the Gedu Site, and that in the Lessor’s reasonable judgment, poses an imminent threat or hazard to the safety of the Gedu Site, public health or public safety.

7.3
The Lessor shall, upon request by the Lessee, grant to the Lessee easements and rights-of- way as are necessary for the Permitted Uses and as are necessary to install any Equipment or facilities necessary for the Project.

7.4
The Lessor shall reasonably cooperate with the Lessee, so that the Lessee can procure all permits and approvals for the Project, and operation, and maintenance of the Gedu Mining Farm, and meet its obligations under this Lease.

7.5
The Lessor agrees and undertakes that this Lease and all access rights to the Gedu Site shall run with the Gedu Site and shall survive any transfer, or assignment of the Gedu Site, to the extent permitted under this Lease. The Lessor shall give the Lessee at least six (6) months written notice prior to any transfer or assignment of all or a portion of the Gedu Site identifying the transferee, the portion of the Gedu Site to be transferred and the proposed date of transfer or assignment. In the event of transfer or assignment, of the Gedu Site, the Lessor shall cause the proposed transferee to execute prior to the proposed date of transfer an agreement identical in terms and conditions for the lease of the Gedu Site with the Lessee, for a term equal to the Term outstanding at the date of such transfer.

7.6
The Lessor shall not, directly or indirectly, cause, create, incur, assume or suffer to exist any mortgage, pledge, lien, charge, security interest, encumbrance or claim, on or with respect to the Gedu Site, except with the prior written consent of the Lessee.

7.7
The Lessor will not initiate or conduct activities that it knows, or is reasonably expected to know to cause damage, impair or otherwise adversely affect the Gedu Mining Farm or its functioning without the Lessee’s prior written consent, which consent shall not be unreasonably withheld or delayed.

7.8
The Lessor shall maintain and carry out at its own cost all major or structural repairs, modifications, or improvements, to the Gedu Site at its own cost, unless where such repairs, modifications or improvements to the Gedu Site are attributable to the Lessee. The Lessor shall give the Lessee at least fifteen (15) days’ notice in writing prior to commencing any such major or structural repairs, modifications, or improvements

Execution Version
7.9
As long as the Lessee is not in breach of this Lease, the Lessee shall have the quiet use and enjoyment of the Gedu Site in accordance with the terms of this Lease without any interference of any kind by the Lessor.

8.	INSURANCE

8.1	The Lessee acknowledges that the Lessor shall not provide insurance coverage of any kind for the Gedu Site or the structures thereon.

8.2	The Lessee acknowledges that the Lessor shall not be responsible for any losses of Lessee’s property, whether by theft, fire, acts of God, or otherwise.

8.3
The Lessee shall, at its own cost and expense, obtain and maintain in force comprehensive general liability insurance against claims for property damage, bodily injury or death to any one person or any damage or loss arising from the Lessee’s activities on the Gedu Site at all times during the Term. The Lessee shall provide the Lessor with copies of certificates of insurance evidencing this coverage upon request by the Lessor.

9.	INDEMNITY

9.1
The Lessee shall defend, indemnify and hold harmless the Lessor and the Lessor’s officers, directors, employees, representatives and agents against any and all losses, actions, damages, claims, expenses and liabilities, arising from or connected with: (i) the Lessee’s possession, use and return of the Gedu Site; and (ii) without prejudice to the foregoing, any breach or non- compliance with any provisions of this Lease by the Lessee. The indemnification includes, but is not limited to, any damage to property, or injury or death to any person, to the extent resulting from or arising out of any operations or activities of the Lessee on the Gedu Site. This indemnification shall not apply to losses, damages, claims, expenses and liabilities to the extent caused by or attributable to any negligent or intentional act or omission, or breach of any obligation under this Lease on the part of the Lessor or any of its personnel.

9.2
The Lessor shall defend, indemnify and hold harmless the Lessee and the Lessee’s officers, directors, employees, representatives and agents against any and all losses, actions, damages, claims, expenses and liabilities, arising from or connected with: (i) the Lessor’s possession or use of the Gedu Site, or (ii) the Lessor’s breach of any obligation under this Lease. The indemnification includes, but is not limited to, any damage to property, or injury or death to any person, to the extent resulting from or arising out of any operations or activities of the Lessor on the Gedu Site. This indemnification shall not apply to losses, damages, claims, expenses and liabilities to the extent caused by or attributable to any negligent or intentional act or omission, or breach of any obligation under this Lease on the part of the Lessee or any of its personnel.

9.3	This indemnification shall survive the termination of this Lease.

10.	TERMINATION

10.1	The occurrence of any of the following events of the following shall constitute a “Termination Event”:

(a)	all or any part of the Rent or any other amounts payable by the Lessee under this Lease is unpaid for [***] after becoming due (whether or not any formal demand has been made);

(b)
a Party commits any material breach of or default under any of its obligations under this Lease and shall fail to remedy such breach or default (if capable of remedy) within 60 days after being given notice in reasonable detail by the innocent Party to do so;

Execution Version
(c)
a Party commits any material breach of or default under any Definitive Agreement with respect to the Gedu Mining Farm giving rise to an event of default thereunder (after giving effect to any applicable cure period, waiver or deferral);

(d)	a Party effectively repudiates or shows an intention to repudiate this Lease or its obligations under this Lease;

(e)	there has been a change in the ultimate owner(s) (as of the date hereof) holding more than fifty per cent (50%) of the shares of the Lessee; and

(f)
a Party becomes bankrupt or insolvent, goes into liquidation, has a receiving or administration order made against it, compounds with its creditors, or carries on business under a receiver, trustee or manager for the benefit of its creditors, or if any act is done or event occurs which (under applicable Laws) has a similar effect to any of these acts or events.

10.2
On the occurrence of a Termination Event, the non-defaulting Party may at any time thereafter terminate this Lease by providing seven (7) days of prior notice in writing on the other Party. This Lease shall absolutely cease and determine upon the abovementioned service of written notice or re-entry.

10.3
The remedies of the Lessor under this Clause 10 are without prejudice to the right of action, and any other right and remedy, of the Lessor in respect of any antecedent breach by the Lessee of this Lease (including the breach giving rise to the termination).

11.	REPRESENTATIONS AND WARRANTIES

11.1	Each Party represents and warrants to the other Party that, at the time this Lease comes into effect:

(a)
all actions will have been taken so that the execution and delivery of, and the performance by it of its obligations under, this Lease shall not (i) conflict with or result in a breach of its constitution or other constitutive documents, (ii) infringe, or constitute a default under, any instrument, contract, document or Lease to which it is a party or by which its assets are bound, or (iii) result in a breach of any Applicable Law or rule, regulation, ordinance, order, judgment or decree of or undertaking to any court, government body, statutory authority or regulatory, administrative or supervisory body (including without limitation, any relevant stock exchange or securities council) to which it is a party or by which it or its assets are bound;

(b)	all relevant statutory, governmental or other approvals for the transactions contemplated herein have been obtained; and

(c)
it has full power and authority to execute and deliver this Lease, to consummate the transactions contemplated hereby and thereby (if any), and that any obligations entered into and undertaken in connection with this Lease hereby constitute its valid and legally binding obligations, enforceable against it in accordance with their respective terms.

11.2
As of the date of this Lease and then again reaffirmed as of the Effective Date, save as made known or disclosed by Lessor or its representatives to the Lessee or its representatives prior to the date of this Lease, the Lessor hereby represents and warrants to the Lessee that:

(a)	it has good title to and is the sole legal and beneficial owner of the Gedu Site and has the authority to lease such real properties to the Lessee for use in connection with the Permitted Uses;

(b)	the Gedu Site is free from all encumbrances or any form of charge of claim that would hinder the Lessee from using the Gedu Site;

Execution Version
(c)
there is no action, suit, or other proceeding as of the date hereof at law or in equity, before or by any governmental authority, pending or, to its knowledge, threatened against the Lessor, which is likely to result in an unfavorable decision, ruling, or finding which will materially and adversely affect the validity or enforceability of this Lease or any agreement or instrument entered into by the Lessor in connection with the transaction contemplated hereby, or which will materially and adversely affect the performance by the Lessor of its obligations hereunder or under any such other agreement or instrument;

(d)	to the Lessor’s knowledge, there are no defects or conditions of the soil or land, including any wetlands, which has or could reasonably be expected to have a material adverse effect on the Project;

(e)
there are no commitments or agreements between the Lessor or any of its Affiliates and any governmental authority or public or private utility having a material adverse effect on the Gedu Site, or any portion thereof, or any permits that will have a material adverse effect on the Project, or the Lessee;

(f)
to the knowledge of the Lessor, there are no other facts or conditions relating to the Project, including the Gedu Site, taken as a whole that have or could reasonably be expected to have a material adverse effect on the Project, or the Lessee;

(g)
to the Lessor’s knowledge, no mining, mineral or water extraction or development project is under construction or for which permits are currently being obtained, located or planned to be located on or under the Gedu Site, or any portion thereof, which would have a material adverse effect on the use and operation of the Gedu Site for the development and operation of the Project;

(h)
there are no existing or continuing claims against the Project, the Project Assets or the Common Assets by any Contractors or prior developers of the Project or Common Assets (or partners of or investors in DHI or its Affiliates);

(i)
on or after the Effective Date, all utility services necessary for the construction and operation of the Project for the Lessee’s intended purpose are available at the Gedu Site or will be so available as and when required upon commercially reasonable terms, or otherwise agreed in accordance with any agreement between the Lessor and the Lessee; and

(j)
the Lessor and any of its Affiliates have not received written notice of any litigation, arbitration, administrative proceeding or other similar proceedings, and no such proceeding is pending or threatened, against the Lessor that relates to the Project, or the Gedu Site.

12.	COSTS

Each Party shall bear all costs incurred by it in connection with the preparation, negotiation and entry into this Lease.

13.	LIMITATION OF LIABILITY

13.1
Neither Party shall be liable to the other Party for loss of profit, loss of any contract or for any indirect or consequential loss or damage which may be suffered by the other Party in connection with this Lease.

13.2	Nothing in this Lease shall restrict or limit each Party’s general obligation under law to mitigate any loss it may suffer or incur as a result of an event that may give rise to a claim in this Lease.

13.3	Nothing in this Lease shall limit or exclude a Party’s liability, or right to claim for any loss in this Lease:

(a)	for death or personal injury caused by its negligence, or that of its employees, agents or sub-contractors;

Execution Version
(b)	for fraud or fraudulent misrepresentation; or

(c)	for any other liability which may not be limited or excluded by law.

14.	NOTICES

14.1
Every notice and other communication made in connection with this Lease ("Communication") shall be in writing in the English language and delivered either by hand, registered pre-paid post (air-mail, if international) or electronic mail. Each Communication shall be sent to a Party at its physical or electronic mailing address(es) (as the case may be) stated below (or such other physical or electronic mailing address notified by such Party to the other Party from time to time) and marked for the attention of the person(s) from time to time designated by that Party for the purpose of this Lease. The initial physical and electronic mailing addresses of the Parties are:

Bitdeer

Attention: [***]

8 Kallang Avenue, #09-03/04 Aperia Tower 1
Singapore 339509

Email: [***]

DHI

The CEO
Druk Holding and Investments Ltd.,
5th floor, BOBL Building,
18 Norzin Lam-II,
PO Box 1127,

Thimphu, Bhutan

Email: [***]

14.2	A Communication shall be deemed to be duly made, served or received:

(a)	if it is delivered by hand, at the time it is left at the address required by this Clause;

(b)	if it sent by registered pre-paid post (air-mail, if international), five (5) Business Days after it is posted; or

(c)	if it is sent by electronic mail, at the time of receipt by the sender in its telecommunications system of a successful delivery of the electronic mail.

15.	GOVERNING LAW AND DISPUTE RESOLUTION

15.1	This Lease must be construed and interpreted in accordance with and governed by the Land Act 2007 and Rules and Regulation 2007 and other relevant laws of the Kingdom of Bhutan.

15.2
In the event of any dispute, difference or controversy of whatever nature arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”), the Parties shall resolve the Dispute in accordance with the procedures in this Clause 15.

Execution Version
15.3
In the event that a Dispute arises between the Parties, any Party may in the first instance give written notice to the other Party or Parties, notifying them that a Dispute has arisen and requiring that the Dispute be resolved in accordance with this Clause 15 (“Dispute Notice”).

15.4
Within fourteen (14) days of the date of issuance of the Dispute Notice to the other Parties, the Parties’ authorised representatives shall meet and use their best efforts to promptly settle such dispute, difference or controversy amicably at the management level.

15.5
In the event that the Dispute cannot be resolved pursuant to Clause 15.4 within thirty (30) days after the date of issuance of the Dispute Notice, the Dispute shall be referred to the Parties’ respective senior management officers for amicable settlement.

15.6
In the event that the Dispute cannot be amicably settled within forty-five (45) days after the date of issuance of the Dispute Notice, the Dispute shall be referred to and finally resolved by arbitration in Singapore administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this clause.

15.7	The juridical seat of the arbitration shall be Singapore and the law of the arbitration agreement shall be the laws of the Republic of Singapore.

15.8	The Tribunal shall consist of three (3) arbitrator(s), one to be appointed by each party and the third to be appointed by the President of the SIAC.

15.9	The language of the arbitration shall be English.

15.10	This Clause 15 shall survive termination of this Lease.

15.11	Notwithstanding the existence of any dispute or arbitration, the Parties shall not suspend performance of any of their obligations under this Lease pending resolution of such dispute or arbitration.

16.	MISCELLANEOUS

16.1
This Lease shall constitute the entire Lease between the Parties relating to the subject matter hereof, and shall supersede and replace any prior Leases or communications with respect to the subject matter hereof.

16.2
The Parties acknowledge and agree that in entering into this Lease they do not rely on, and will have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Lease or not) other than as expressly set out in this Lease.

16.3
The Parties acknowledge and agree that, in entering into this Lease and in assessing and accepting their respective risks and potential liabilities in relation thereto, they have each taken independent legal advice, or as the case may be, shall each take independent legal advice.

16.4	A person who is not party to this Lease has no rights to enforce any term of this Lease, but this does not affect any right or remedy of a third party which exists under the Applicable Law.

16.5
No failure on the part of any Party to exercise, and no delay on its part in exercising, any right or remedy under this Lease will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Lease are cumulative and not exclusive of any rights or remedies provided by law. Any Party may release or compromise the liability hereunder of any other Party or grant to any such Party time or other indulgence without affecting the liability of any other Party hereunder.

Execution Version
16.6
If any term or condition of this Lease is for any reason held by a court of competent jurisdiction to be illegal, invalid, ineffective, inoperable or otherwise unenforceable, it shall be severed and deemed to be deleted from this Lease and the validity and enforceability of the remainder of this Lease shall not be affected or impaired thereby. If any term or condition of this Lease is found to be illegal, invalid, ineffective, inoperable or otherwise unenforceable, but would not be so if some part of it were deleted, the term or condition shall apply with such modifications as may be necessary to make it enforceable.

16.7
Save as is otherwise specifically provided in this Lease, the Parties shall not be liable for failures or delays in performing their obligations hereunder arising from any cause beyond their control, including without limitation, acts of God, acts of civil or military authority, fires, strikes, lockouts or labour disputes, epidemics, governmental restrictions, wars, riots, earthquakes, storms, typhoons, floods and breakdowns in electronic and computer information and communications systems and in the event of any such delay, the time for all Parties' performance shall be extended for a period equal to the time lost by reason of the delay which shall be remedied with all due despatch in the circumstances.

16.8
In entering into this Lease, the Parties recognise that it is impractical to make provision for every contingency that may arise in the course of the observance or performance thereof. Accordingly, the Parties hereby declare it to be a cardinal principle of this Lease and it to be their common intention that this Lease shall operate between them with fairness and without detriment to the interests of any of them and if in the course of the performance of this Lease unfairness to a Party is disclosed or anticipated then the Parties shall use their best endeavours to agree upon such action as may be necessary and equitable to remove the cause or causes of the same.

16.9
If either Party becomes aware of any actual or potential conflict of interest it shall immediately notify the other Party of such event and take all reasonable steps to avoid or remove such conflict of interest as soon as possible.

16.10
Any and all additions, amendments and/or modifications to this Lease must be in writing and shall only be binding if it is signed by duly authorised representatives of both Parties. Unless expressly agreed, no additions, amendments and/or modifications shall constitute a general waiver of any provisions of this Lease, nor shall it affect any rights, obligations or liabilities under or pursuant to this Lease which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Lease shall remain in full force and effect, except and only to the extent that they are so varied.

16.11
The provisions of this Lease are severable, and if any portion of this Lease is deemed legally invalid or unenforceable, the remainder of this Lease shall survive and remain in full force and effect; provided that, if a provision is held to be invalid or unenforceable, the Parties shall negotiate in good faith to adopt a replacement provision to carry out, in effect, the Parties' original intention to the extent permitted by Applicable Laws.

Execution Version
IN WITNESS WHEREOF this Lease has been entered into on the date first above written.

BITDEER GEDU PRIVATE LIMITED

SIGNED by /s/ Wang Wenguang	)
)
for and on behalf of	)
BITDEER GEDU	)
PRIVATE LIMITED	)

[Signature page to Land Lease Agreement]

Execution Version
DRUK HOLDING AND INVESTMENTS LIMITED

SIGNED by
Ujjwal Deep Dahal
for and on behalf of
DRUK HOLDING AND
INVESTMENTS LIMITED
in the presence of:

[Signature page to Land Lease Agreement]

Execution Version
SCHEDULE 1: GEDU SITE

Pictorial diagram of the DHI-Bitdeer Area Allocation (in Acres) in relation to the Gedu Site

[***]

Execution Version
SCHEDULE 2: SITE RULES

The Lessee shall use commercially reasonable efforts to follow and to cause its personnel to follow the following rules while on the Gedu Site. The Lessor may bar further access to the Gedu Site by any individual who commits repeated, material violations of these rules after such individual has received at least three written warnings of a particular material violation from the Lessor describing, and including reasonable evidence documenting, such material violation. In addition, any individual violating rules (d)(i), (iv), or (v) at least three times after receipt of a third written warning with documented evidence of such violation, will be immediately expelled from the Gedu Site and will be banned from the Gedu Site thereafter. The rules are as follows:

a.	When not in active use by the Lessee, all access gates, as well as all interior gates, will remain closed at all times.

b.	Smoking is prohibited except in designated construction areas and in vehicles. Lessee will employ reasonable precautions to prevent fires and will be responsible for all damage caused by Lessee.

c.
The Lessee shall keep the Gedu Site clean and free of debris created by the Lessee, its contractors, or others brought on to the Gedu Site by the Lessee. The Lessee shall not use the Gedu Site for storage of items that are not related to, used or to be used in connection with, or for the benefit of all or a portion of the Project.

d.	At no time will any of employees of the Lessee bring any of the following onto the Gedu Site:

i.	weapons of any type, including but not limited to, guns, bows and arrows, or sling shots;

ii.	animal calling devices;

iii.	fishing equipment or nets;

iv.	dogs, cats or any other animals; or

v.	illegal drugs or related paraphernalia.

e.
The Lessee, its employees, contractors, agents and any individual allowed onto the Gedu Site by the Lessee will use reasonable efforts to confine their activities on the Gedu Site to the designated access routes and to the areas upon which operations are then being conducted.

f.	A speed limit of 40 kilometres per hour (or 25 kilometres per hour at night) shall be strictly observed while using roads on the Gedu Site.